As filed with the Securities and Exchange Commission on August 23, 2016

Registration No. 333-110523

Registration No. 333-129674

Registration No. 333-153245

Registration No. 333-163141

Registration No. 333-177935

Registration No. 333-192410

Registration No. 333-208108

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-110523

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-129674

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-153245

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-163141

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-177935

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-192410

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-208108

The First Marblehead Corporation

(Exact name of registrant as specified in its charter)

Delaware	04-3295311
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Cabot Road, Suite 200 Medford, Massachusetts	02155
(Address of Principal Executive Offices)	(Zip Code)

1996 Stock Option Plan

2002 Director Stock Plan

2003 Stock Incentive Plan, as amended and restated

2003 Employee Stock Purchase Plan

2008 Meyers’ Option Plan

2011 Stock Incentive Plan, as amended

(Full title of the plan)

Suzanne Murray

General Counsel

The First Marblehead Corporation

One Cabot Road, Suite 200

Medford, Massachusetts 02155

(Name and address of agent for service)

(800) 895-4283

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by The First Marblehead Corporation (the “Registrant”):

•	Registration Statement No. 333-110523, filed with the SEC on November 14, 2003, pertaining to the registration of 634,368 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 1996 Stock Option Plan; 20,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2002 Director Stock Plan; 120,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2003 Stock Incentive Plan; and 40,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2003 Employee Stock Purchase Plan;

•	Registration Statement No. 333-129674, filed with the SEC on November 14, 2005, pertaining to the registration of 150,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2003 Stock Incentive Plan, as amended;

•	Registration Statement No. 333-153245, filed with the SEC effective August 29, 2008, pertaining to the registration of 600,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2008 Meyers’ Option Plan;

•	Registration Statement No. 333-163141, filed with the SEC on November 16, 2009, pertaining to the registration of 400,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2003 Stock Incentive Plan, as amended and restated;

•	Registration Statement No. 333-177935, filed with the SEC on November 14, 2011, pertaining to the registration of 1,140,670 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2011 Stock Incentive Plan;

•	Registration Statement No. 333-192410, filed with the SEC on November 19, 2013, pertaining to the registration of 600,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2011 Stock Incentive Plan, as amended; and

•	Registration Statement No. 333-208108, filed with the SEC on November 19, 2015, pertaining to the registration of 600,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2011 Stock Incentive Plan, as amended.

Unless otherwise indicated, all references herein to share numbers have been adjusted to give effect to the 1-for-10 reverse stock split of the Registrant’s common stock that was effected on December 2, 2013.

The Registrant is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above referenced Registration Statements.

On August 22, 2016, pursuant to the Agreement and Plan of Merger, dated as of June 2, 2016, by and among the Registrant, FP Resources USA Inc., a Delaware corporation (the “Parent”), and FP Resources Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Transitory Subsidiary”), the Transitory Subsidiary merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of the Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, the Commonwealth of Massachusetts, on this 23rd day of August, 2016.

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Daniel Meyers
Daniel Meyers Chief Executive Officer